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                                                                   EXHIBIT 4(b)


                             SECOND AMENDMENT TO THE
                        1997 EQUITY PARTICIPATION PLAN OF
                                DUANE READE INC.

            Duane Reade Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors (the "Board") adopted the 1997 Equity Participation Plan of Duane Reade Inc. (the "Plan"), effective as of June 18, 1997. Section 10.2 of the Plan allows the Board to amend the Plan in certain respects at any time or from time to time.

            In order to amend the Plan in certain respects, this Amendment to the Plan has been adopted by a resolution of the Board on February 13, 2001, effective as set forth herein. This amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

            1. AMENDMENT TO SECTION 1.3. Section 2.1(a) of the Plan is amended, effective as of the date of approval of a majority of the Company's stockholders, to read in its entirety as follows:

            "(a) The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights shall be the Company's Common Stock, par value $.01 per share. The aggregate number of such shares which may be issued upon exercise of such Options, rights or awards under the Plan shall not exceed 2,971,181. The shares of Common Stock issuable upon exercise of such Options, rights or awards may be either previously authorized but unissued shares or treasury shares."

PROVIDED, HOWEVER, that the foregoing amendment shall not be effective without the approval of a majority of the Company's stockholders given on or before February 13, 2002; PROVIDED, FURTHER, that if the Company's stockholders do not approve the foregoing amendment prior to February 13, 2002, any stock options or other awards granted with respect to a number of shares in excess of 1,971,181 shall be void ab initio.

Dated: February 13, 2001               DUANE READE INC.



                                       By:     /s/ John K. Henry
                                            ----------------------------
                                            John K. Henry
                                            Senior Vice President, Chief
                                            Financial Officer and Secretary